UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
SECURITIES EXCHANGE ACT OF 1934

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ATOSSA GENETICS INC.

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1616 Eastlake Ave. East, Suite 510
Seattle, Washington 98102

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held on May 5, 2014

Dear Stockholder:

You are cordially invited to attend the Annual Meeting of Stockholders of Atossa Genetics Inc., a Delaware corporation (the “Company”), which will be held on May 5, 2014, at 1:00 p.m. local time, at 1616 Eastlake Ave., East, First Floor Conference Room, Seattle, Washington 98102. Only stockholders who held stock at the close of business on the record date, April 4, 2014 (the “Record Date”), may vote at the Annual Meeting, including any adjournment or postponement thereof.

At the Annual Meeting, you will be asked to consider and vote upon: (1) the election of two Class II directors; (2) the ratification of the selection of KCCW Accountancy Corp. (“KCCW”) as our independent registered public accounting firm for the fiscal year ending December 31, 2014, and (3) the transaction of any other business that may properly come before the meeting or any adjournment thereof. No other items of business are expected to be considered at the meeting and no other director nominees will be entertained, pursuant to the Company’s Bylaws. The enclosed Proxy Statement more fully describes the details of the business to be conducted at the Annual Meeting. After careful consideration, our Board of Directors has unanimously approved the proposals and recommends that you vote FOR each nominee and FOR the ratification of the selection of KCCW as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2014. After reading the Proxy Statement, please mark, date, and sign and return the enclosed proxy card in the accompanying reply envelope to ensure receipt by our tabulator. YOUR SHARES CANNOT BE VOTED UNLESS YOU SIGN, DATE AND RETURN THE ENCLOSED PROXY OR ATTEND THE ANNUAL MEETING IN PERSON.

A copy of the Atossa Genetics Inc. 2013 Annual Report has been mailed with this Proxy Statement to all stockholders entitled to notice of and to vote at the Annual Meeting.

We look forward to seeing you at the Annual Meeting.

Sincerely,

Steven C. Quay, M.D., Ph.D.
Chairman of the Board, President and
Chief Executive Officer

April 10, 2014

WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE MARK, DATE AND SIGN THE ENCLOSED PROXY AND RETURN IT AT YOUR EARLIEST CONVENIENCE IN THE ENCLOSED POSTAGE-PREPAID RETURN ENVELOPE. EVEN IF YOU HAVE VOTED BY PROXY, YOU MAY STILL VOTE IN PERSON IF YOU ATTEND THE MEETING. PLEASE NOTE, HOWEVER, THAT IF YOUR SHARES ARE HELD OF RECORD BY A BROKER, BANK OR OTHER NOMINEE AND YOU WISH TO VOTE AT THE MEETING, YOU MUST OBTAIN A PROXY CARD ISSUED IN YOUR NAME FROM THAT INTERMEDIARY.

1616 Eastlake Ave. East, Suite 510
Seattle, Washington 98102

PROXY STATEMENT FOR
2014 ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON MAY 5, 2014

GENERAL INFORMATION

This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors (the “Board”) of Atossa Genetics Inc. (“Atossa” or the “Company”) for use at the Company’s 2014 annual meeting of stockholders, to be held at 1616 Eastlake Ave., East, First Floor Conference Room, Seattle, Washington 98102, on May 5, 2014, at 1:00 p.m. local time. This Proxy Statement and the accompanying form of proxy will be mailed to our stockholders on or about April 11, 2014. Unless otherwise indicated herein, this Proxy Statement speaks as of the close of business on April 4, 2014, which is the record date for the annual meeting (the “Record Date”).

For a proxy to be effective, it must be properly executed and received prior to the annual meeting. Each proxy properly tendered will, unless otherwise directed by the stockholder, be voted for the proposals and nominees described in this Proxy Statement and at the discretion of the proxy holder(s) with regard to all other matters that may properly come before the meeting.

The Company will pay all of the costs of soliciting proxies. We will provide copies of this Proxy Statement, notice of annual meeting and accompanying materials to brokerage firms, fiduciaries and custodians for forwarding to beneficial owners and will reimburse these persons for their costs of forwarding these materials. Our directors, officers and employees may also solicit proxies by telephone, facsimile, or personal solicitation; however, we will not pay them additional compensation for any of these services.

Only holders of record of our common stock (“common stock”) at the close of business on the Record Date are entitled to notice of and to vote at the annual meeting. On the Record Date, 24,428,568 shares of common stock were issued and outstanding. Each share of common stock is entitled to one vote on all matters to be voted upon at the annual meeting. Holders of common stock do not have the right to cumulative voting in the election of directors. The presence, in person or by proxy, of the holders of a majority of the outstanding shares on the Record Date will constitute a quorum for the transaction of business at the annual meeting and any adjournment thereof.

Persons who hold shares of Atossa common stock directly on the Record Date and not through a broker, bank or other financial institution (“record holders”) must return a proxy card or attend the annual meeting in person in order to vote on the proposals. Persons who hold shares of Atossa indirectly on the Record Date through a brokerage firm, bank or other financial institution (“beneficial holders”) must return a voting instruction form to have their shares voted on their behalf. Brokerage firms, banks or other financial institutions that do not receive voting instructions from beneficial holders may either vote these shares on behalf of the beneficial holders or return a proxy leaving these shares un-voted (a “broker non-vote”).

Abstentions and broker non-votes will be counted for the purpose of determining the presence or absence of a quorum, but will not be counted for the purpose of determining the number of votes cast on a given proposal. The required vote for each of the proposals expected to be acted upon at the annual meeting is described below:

Proposal No. 1 — Election of directors.  Directors are elected by a plurality, with the nominees obtaining the most votes being elected. Because there is no minimum vote required, abstentions and broker non-votes will be entirely excluded from the vote and will have no effect on its outcome.

Proposal No. 2 — Ratification of selection of independent registered public accounting firm.  This proposal must be approved by a majority of the shares present in person or represented by proxy and entitled to vote on the proposal. As a result, abstentions will have the same effect as voting against the proposal and broker non-votes will have no effect on the vote outcome.

We encourage you to vote by returning your proxy or voting instruction form. By voting in advance of the meeting, this ensures that your shares will be voted and reduces the likelihood that the Company will be forced to incur additional expenses soliciting proxies for the annual meeting. Any record holder of our common stock may attend the annual meeting in person and may revoke the enclosed form of proxy at any time by:

•	executing and delivering to the corporate secretary a later-dated proxy;
•	delivering a written revocation to the corporate secretary before the meeting; or
•	voting in person at the annual meeting.

Beneficial holders of our common stock who wish to change or revoke their voting instructions should contact their brokerage firm, bank or other financial institution for information on how to do so. Beneficial holders who wish to attend the annual meeting and vote in person should contact their brokerage firm, bank or other financial institution holding shares of Atossa on their behalf in order to obtain a “legal proxy,” which will allow them to both attend the meeting and vote in person. Without a legal proxy, beneficial holders cannot vote at the annual meeting because their brokerage firm, bank or other financial institution may have already voted or returned a broker non-vote on their behalf.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

The Certificate of Incorporation of the Company provides that the Board is to be divided into three classes as nearly equal in number as reasonably possible, with directors in each class serving three-year terms. The total Board size is currently fixed at six directors. Currently, the Class I directors (whose terms expire at the 2016 annual meeting of stockholders) are Steven C. Quay, M.D., Ph.D., and Gregory L. Weaver. The Class II directors (whose terms expire at the 2014 annual meeting of stockholders) are Stephen J. Galli, M.D., and Richard I. Steinhart. The Class III directors (whose terms expire at the 2015 annual meeting of stockholders) are Shu-Chih Chen, Ph.D., and H. Lawrence Remmel, Esq. Class II directors elected at the annual meeting will hold office until the 2017 annual meeting of stockholders and until their successors are elected and qualified, unless they resign or their seats become vacant due to death, removal, or other cause in accordance with the Bylaws of the Company.

As described below, the Board has nominated Stephen J. Galli, M.D., and Richard I. Steinhart for reelection as Class II directors at the Annual Meeting. Both nominees have indicated their willingness to serve if elected. Should either of the nominees become unavailable for election at the annual meeting, the persons named on the enclosed proxy as proxy holders may vote all proxies given in response to this solicitation for the election of a substitute nominee chosen by the Board.

Nomination of Directors

The Nominating and Governance Committee, which acts as the Company’s nominating committee, reviews and recommends to the Board potential nominees for election to the Board. In reviewing potential nominees, the Nominating and Governance Committee considers the qualifications of each potential nominee in light of the Board’s existing and desired mix of experience and expertise. Specifically, the Nominating and Governance Committee considers each potential nominee’s personal and professional ethics, integrity and values, business acumen, interest in the Company and commitment to representing the long-term interests of the stockholders. The Nominating and Governance Committee also seeks to have a Board that encompasses a range of talents, ages, skills, diversity, and expertise sufficient to provide sound and prudent oversight with respect to the operations and interests of the business. These criteria are set forth in our Corporate Governance Guidelines, a copy of which is available on our website at www.atossagenetics.com.

After reviewing the qualifications of potential Board candidates, the Nominating and Governance Committee presents its recommendations to the Board, which selects the final director nominees. Upon the recommendation of the Nominating and Governance Committee, the Board nominated Dr. Galli and Mr. Steinhart for reelection as Class II directors. The Company did not pay any fees to any third parties to identify or assist in identifying or evaluating nominees for the annual meeting.

The Nominating and Governance Committee considers stockholder nominees using the same criteria set forth above. Stockholders who wish to present a potential nominee to the Nominating and Governance Committee for consideration for election at a future annual meeting of stockholders must provide the Nominating and Governance Committee with notice of the nomination and certain information regarding the candidate within the time periods set forth below under the caption “Stockholder Proposals.”

Although the Nominating and Governance Committee may consider whether nominees assist in achieving a mix of Board members that represents a diversity of background and experience, which is not only limited to race, gender or national origin, we have no formal policy regarding board diversity.

Nominees and Incumbent Directors

The Nominating and Governance Committee has recommended, and the Board has nominated, Mr. Steinhart and Dr. Galli to be reelected Class II directors at the annual meeting. The following table sets forth the following information for these nominees and the Company’s continuing directors: the year each was first elected a director of the Company; their respective ages as of the date of filing of this proxy statement; the positions currently held with the Company; the year their current term will expire and their current class.

Nominee/Director Name and Year First Became a Director	Age	Position(s) with the Company	Year Current Term Expires	Current Director Class
Nominees for Class II Directors:
Stephen J. Galli, M.D. (2011)	67	Director	2014	II
Richard I. Steinhart (2014)	56	Director	2014	II
Continuing Directors:
Steven C. Quay, M.D., Ph.D. (2009)	63	Chairman of the Board of Directors, President and Chief Executive Officer	2016	I
Gregory L. Weaver (2013)	57	Director	2016	I
Shu-Chih Chen, Ph.D. (2009)	52	Director and Chief Scientific Officer	2015	III
H. Lawrence Remmel, Esq. (2012)	62	Director	2015	III

Class II Directors Nominated for Election

The following persons have been nominated by the Board to be elected as Class II directors at the 2014 annual meeting.

Stephen J. Galli, M.D.  Dr. Galli has served as a director of the Company since July 2011. Dr. Galli is Chair of the Department of Pathology, Professor of Pathology and of Microbiology & Immunology and the Mary Hewitt Loveless, M.D., Professor, Stanford University School of Medicine, Stanford, California, and has served in these capacities since February 1999. Before joining Stanford, he was on the faculty of Harvard Medical School. He holds 13 U.S. patents and has over 340 publications. He is past president of the American Society for Investigative Pathology and current president of the Collegium Internationale Allergologicum. In addition to receiving awards for his research, he was recently recognized with the 2010 Stanford University President’s Award for Excellence through Diversity for his recruitment and support of women and underrepresented minorities at Stanford University. He received his B.A. degree in biology, magna cum laude, from Harvard College in 1968 and his M.D. degree from Harvard Medical School in 1973 and completed a residency in anatomic pathology at the Massachusetts General Hospital in 1977. Dr. Galli has been selected to serve on the Company’s Board of Directors because of his qualifications as a professor and physician, and his specialized expertise as a pathologist.

Richard I. Steinhart.  Mr. Steinhart has served as a director of the Company since March 2014. From April 2006 to December 2013, Mr. Steinhart was an executive at MELA Sciences, Inc., most recently serving as its Chief Financial Officer, Senior Vice President, Treasurer and Secretary. From 1992 to 2006, Mr. Steinhart was Managing Director at Forest St. Capital/SAE Ventures. Earlier, he served as Vice President and Chief Financial Officer at Emisphere Technologies from 1991 to 1992 and as General Partner and Chief Financial Officer of CW Group Inc. Mr. Steinhart is a Member of the Board of Directors of Actinium Pharmaceuticals where he is Chairman of the Audit Committee and a member of the Compensation Committee. From 2004 to 2012, Mr. Steinhart was a Member of the Board of Directors of Manhattan Pharmaceuticals and was Chairman of the Audit Committee. Mr. Steinhart received his B.B.A. and M.B.A. degrees from Pace University. Mr. Steinhart has been selected to serve on the Company’s Board of Directors because of his qualifications as a business executive and audit committee financial expert, and his prior experience as a Chief Financial Officer, director and committee member of public companies.

Class I Directors continuing in office until 2016

Steven C. Quay, M.D., Ph.D.  Dr. Quay has served as Chief Executive Officer, President and Chairman of the Board of Directors of the Company since the Company was incorporated in April 2009. Prior to his work at the Company, Dr. Quay served as Chairman of the Board, President and Chief Executive Officer of MDRNA, Inc., a biotechnology company focused on the development and commercialization of RNAi-based therapeutic products, from August 2000 to May 2008, and as its Chief Scientific Officer until November 30, 2008 (MDRNA, Inc. was formerly known as Nastech Pharmaceutical Company Inc. and is currently known as Marina Biotech, Inc.). From December 2008 to April 2009, Dr. Quay was involved in acquiring the Company’s assets and preparing the Company’s business plan. Dr. Quay is certified in Anatomic Pathology with the American Board of Pathology, completed both an internship and residency in anatomic pathology at Massachusetts General Hospital, a Harvard Medical School teaching hospital, is a former faculty member of the Department of Pathology, Stanford University School of Medicine, and is a named inventor on 14 U.S. and foreign patents covering the ForeCYTE Breast Aspirator. Including the patents for the ForeCYTE Breast Aspirator, Dr. Quay is a named inventor on 76 U.S. patents, 108 pending patent applications and is a named inventor on patents covering five pharmaceutical products that have been approved by the U.S. Food and Drug Administration. Dr. Quay received an M.D. in 1977 and a Ph.D. in 1975 from the University of Michigan Medical School. He also received his B.A. degree in biology, chemistry and mathematics from Western Michigan University in 1971. Dr. Quay is a member of the American Society of Investigative Pathology, the Association of Molecular Pathology, the Society for Laboratory Automation and Screening and the Association of Pathology Informatics. He was selected to serve on the Company’s Board of Directors because of his role as a founder of the Company and the inventor of the ForeCYTE Breast Aspirator, as well as his qualifications as a physician and the principal researcher overseeing the clinical and regulatory development of the ForeCYTE Breast Aspirator.

Gregory L. Weaver.  Mr. Weaver has served as a director of the Company since October 2013. Mr. Weaver currently serves as Chief Financial Officer, Senior Vice President, Treasurer and Corporate Secretary of Fibrocell Science, Inc., an autologous cellular therapeutic company. From June 2011 to July 2013, Mr. Weaver served as Chief Financial Officer and Senior Vice President of Celsion Corp., an oncology drug development company. From February 2009 to October 2010, Mr. Weaver served as Chief Financial Officer and Senior Vice President of Poniard Pharmaceuticals, Inc., a drug development company. From April 2007 to December 2008, Mr. Weaver served as Chief Financial Officer of Talyst, Inc., an information technology services company. Mr. Weaver received his B.S. degree from Trinity University and his M.B.A. degree from Boston College. Mr. Weaver has been selected to serve on the Company’s Board of Directors because of his qualifications as a business executive and audit committee financial expert, and his current and prior experience as a Chief Financial Officer, director and committee member of public companies.

Class III Directors continuing in office until 2015

Shu-Chih Chen, Ph.D.  Dr. Chen has served as Chief Scientific Officer and director of the Company since the Company was incorporated in April 2009. Prior to joining the Company, Dr. Chen served as President of Ensisheim beginning in 2008, was founder and President of SC2Q Consulting Company from 2006 to 2008, and served as Head, Cell Biology, Nastech Pharmaceuticals Company, Inc. from 2002 to 2006. During 1995 and 1996, she was an Associate Professor at National Yang Ming University, Taipei, Taiwan, and served as the principal investigator of an NIH RO1 grant studying tumor suppression by gap junction protein connexin 43 at the Department of Molecular Medicine at Northwest Hospital before working in the research department at Nastech Pharmaceutical Company. She is named as an inventor on four patent applications related to cancer therapeutics. Dr. Chen received her Ph.D. degree in microbiology and public health from Michigan State University in 1992 and has published extensively on Molecular Oncology. She received her B.S. degree in medical technology from National Yang Ming University, Taipei, Taiwan in 1984. Dr. Chen was selected to serve on the Company’s Board of Directors because of her role as a founder of the Company and her qualifications in medical technology and as a professor and researcher in the field of cancer therapeutics.

H. Lawrence Remmel, Esq.  Mr. Remmel has served as a director of the Company since February 2012. He is currently a partner of the law firm Pryor Cashman LLP, located in New York City, where he chairs the Banking and Finance practice group. Mr. Remmel joined Pryor Cashman in 1988. His practice includes corporate and banking financings, issues relating to the Investment Company Act of 1940, and intellectual property and licensing issues, in particular in the biotechnology and biocosmeceutical areas. Mr. Remmel serves on the Board of Advisors of CytoDel, LLC, an early stage bio-pharmaceutical company developing products for bio defense, neurol drug delivery and aesthetic medicine. He was an associate of the law firm Reboul, MacMurray, Hewitt, Maynard & Kristol from 1984 to 1988, and began his legal career at Carter, Ledyard & Milburn, where he was an associate from 1979 to 1984. He was admitted to the New York bar in 1980 and is a member of the New York State Bar Association. He received his J.D. from the Washington & Lee University School of Law in 1979 and his B.A. from Princeton University in 1975. Mr. Remmel has been selected to serve on the Company’s Board of Directors because of his substantial experience as a corporate attorney advising biotechnology companies and his familiarity with the fiduciary duties and the regulatory requirements affecting publicly traded companies.

Vote Required

The nominees who receive the greatest number of affirmative votes of the shares present in person or by proxy will be elected as Class II directors. Any shares that are not voted, whether by abstention, broker non-votes or otherwise, will not affect the election of directors.

Holders of proxies solicited by this Proxy Statement will vote the proxies received by them as directed on the proxy card or, if no direction is made, then FOR the election of all nominees named in this Proxy Statement.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR”
THE NOMINEES IDENTIFIED ABOVE.

PROPOSAL NO. 2

RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC
ACCOUNTING FIRM

Our Audit Committee has selected KCCW Accountancy Corp. (“KCCW”) as our independent registered public accounting firm for the fiscal year ending December 31, 2014, and has further directed that we submit the selection of KCCW for ratification by our stockholders at the annual meeting.

The Company is not required to submit the selection of our independent registered public accounting firm for stockholder approval. However, if the stockholders do not ratify this selection, the Audit Committee will reconsider its selection of KCCW. Even if the selection is ratified, our Audit Committee may direct the appointment of a different independent registered public accounting firm at any time during the year if the Audit Committee determines that the change would be in the best interests of the Company.

The Audit Committee reviews and pre-approves all audit and non-audit services performed by its independent registered public accounting firm, as well as the fees charged for such services. All fees incurred in fiscal 2013 for services rendered by KCCW were approved in accordance with these policies. In its review of non-audit service fees, the Audit Committee considers, among other things, the possible impact of the performance of such services on the auditor’s independence. The Audit Committee has determined that the non-audit services performed by KCCW in the fiscal year ended December 31, 2013 were compatible with maintaining the auditor’s independence. Additional information concerning the Audit Committee and its activities can be found in the following sections of this Proxy Statement: “Board Committees” and “Report of the Audit Committee.”

KCCW has reviewed our interim financial statements since the quarter ended March 31, 2010 and has audited our annual financial statements since the year ended December 31, 2009. Representatives of KCCW are expected to be present at the annual meeting in person or by telephone, will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate stockholder questions.

Fees for Independent Registered Public Accounting Firm

The following is a summary of the fees billed to the Company by KCCW for professional services rendered for the fiscal years ended December 31, 2013 and 2012. These fees are for work invoiced in the fiscal years indicated.

	2013	2012
Audit Fees:
Consists of fees billed for audit of our annual financial statements and the review of the financial statements included in our quarterly reports on Form 10-Q, and services that are normally provided by KCCW in connection with statutory and regulatory filings or engagements for that fiscal year.	$71,000	$57,000
Other Fees:
Audit-Related Fees
Consists of fees billed for services rendered in connection with our Forms S-1, Form S-3 and Form S-8, accounting research and services on transaction and proposed transaction related matters, and out-of-pocket expenses related to the audit.	37,129	55,586
Tax Fees	—	—
All Other Fees	—	—
Total Other Fees	37,129	55,586
Total All Fees	$108,129	$112,586

Vote Required

Ratification of the selection of the independent registered public accounting firm requires the affirmative vote of a majority of the shares present in person or represented by proxy and entitled to vote on the proposal. Abstentions will have the same effect as voting against the proposal. Because broker non-votes are not counted as votes for or against this proposal, they will have no effect on the outcome of the vote.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSAL NO. 2.

CORPORATE GOVERNANCE

Director Independence

We believe that the Company benefits from having a strong and independent Board. For a director to be considered independent, the Board must determine that the director does not have any direct or indirect material relationship with the Company that would affect his or her exercise of independent judgment. On an annual basis, the Board reviews the independence of all directors under guidelines established by NASDAQ and in light of each director’s affiliations with the Company and members of management, as well as significant holdings of Company securities. This review considers all known relevant facts and circumstances in making an independence determination. Based on this review, the Board has made an affirmative determination that all directors, other than Drs. Quay and Chen, are independent. It was determined that Dr. Quay lacks independence because of his status as the Company’s President and Chief Executive Officer and that Dr. Chen lacks independence because of her status as the Company’s Chief Scientific Officer.

Corporate Code of Business Conduct and Ethics

We believe that our Board and committees, led by a group of strong and independent directors, provide the necessary leadership, wisdom and experience that the Company needs in making sound business decisions. Our Corporate Code of Business Conduct and Ethics helps clarify the operating standards and ethics that we expect of all of our officers, directors and employees in making and implementing those decisions. Waivers of our Corporate Code of Business Conduct and Ethics may only be granted by the Board or the Audit Committee and will be publicly announced promptly on our website. In furthering our commitment to these principles, we invite you to review our Corporate Code of Business Conduct and Ethics located on our website at www.atossagenetics.com.

Stockholder Communications

Generally, stockholders who have questions or concerns regarding the Company should contact our Investor Relations representative at (800) 351-3902. However, any stockholders who wish to address questions regarding the business or affairs of the Company directly with the Board, or any individual director, should direct his or her questions in writing to the Chairman of the Board, Atossa Genetics Inc., 1616 Eastlake Ave. East, Suite 510, Seattle, Washington 98102. Upon receipt of any such communications, the correspondence will be directed to the appropriate person, including individual directors.

BOARD OF DIRECTORS AND COMMITTEES

During fiscal 2013, our Board met 10 times. Each director attended at least 75% of the aggregate of the meetings of the Board and meetings of the committees of which he or she was a member in our last fiscal year. During fiscal 2013, our Board had an Audit Committee, a Compensation Committee and a Nominating and Governance Committee. All members of the Audit, Compensation and Nominating and Governance Committees are non-employee directors who are deemed independent.

Although the Company has no formal policies regarding director attendance at annual meetings, it does expect that all members of the Board will attend the 2014 Annual Meeting. All members of the Board were present in person at the 2013 annual meeting.

Board Leadership Structure and Risk Oversight

The Board currently combines the role of Chairman of the Board with the role of Chief Executive Officer. The Board believes this leadership model, together with four of the other five Board members being independent, all key committees of the Board being comprised solely of, and chaired by, independent directors, and the Company’s established governance guidelines, provides an effective leadership structure for the Company. Combining the Chairman and Chief Executive Officer roles fosters clear accountability, effective decision-making, and aligns corporate strategy with the Company’s day-to-day operations. In addition, to ensure effective independent oversight of the Company, the Board holds meetings of the independent directors of the Board at every meeting.

Dr. Quay has served as Chairman and Chief Executive Officer since the Company was incorporated in April 2009. The independent directors believe that because Dr. Quay manages the Company on a day-to-day basis as Chief Executive Officer and President, his direct involvement in the Company’s operations makes him uniquely qualified to lead the Board in effective decision-making and to efficiently align the Company’s day-to-day operations with the Board’s objectives.

The Board has overall responsibility for the oversight of the Company’s risk management process, which is designed to support the achievement of organizational objectives, including strategic objectives, to improve long-term organizational performance and enhance shareholder value. Risk management includes not only understanding company-specific risks and the steps management implements to manage those risks, but also what level of risk is acceptable and appropriate for the Company. Management is responsible for establishing our business strategy, identifying and assessing the related risks and implementing appropriate risk management practices. The Board periodically reviews our business strategy and management’s assessment of the related risk, and discusses with management the appropriate level of risk for the Company. The Board also delegates oversight to Board committees to oversee selected elements of risk as set forth below.

Board Committees

Audit Committee.  As of the Record Date, the Audit Committee was comprised of Messrs. Weaver (Chairman), Steinhart and Remmel. The Audit Committee selects the Company’s independent registered public accounting firm, approves its compensation, oversees and evaluates the performance of the independent registered public accounting firm, oversees the accounting and financial reporting policies and internal control systems of the Company, reviews the Company’s interim and annual financial statements, independent registered public accounting firm reports and management letters, and performs other duties, as specified in the Audit Committee Charter, a copy of which is available on the Company’s website at www.atossagenetics.com.   Additionally, the Audit Committee is involved in the oversight of the Company’s risk management through its review of policies relating to risk assessment and management. The Audit Committee met five times in fiscal 2013. All members of the Audit Committee satisfy the current independence standards promulgated by NASDAQ and the SEC and the Board has determined that Greg Weaver qualifies as an “audit committee financial expert,” as the SEC has defined that term in Item 407 of Regulation S-K.

Compensation Committee.  As of the Record Date, the Compensation Committee was comprised of Mr. Steinhart and Dr. Galli. The Compensation Committee reviews and recommends the compensation arrangements for management, or approves such arrangements if so directed by the Board, establishes and reviews general compensation policies, administers the Company’s equity compensation plans and reviews and recommends to the Board the compensation paid to non-employee directors for their service on the Board. Our Chief Executive Officer makes recommendations to the Compensation Committee regarding the corporate and individual performance goals and objectives relevant to executive compensation and executives’ performance in light of such goals and objectives, and recommends other executives’ compensation levels to the Compensation Committee based on such evaluations. The Compensation Committee considers these recommendations and then makes an independent decision regarding officer compensation levels and awards. The Compensation Committee met five times in fiscal 2013. A copy of the Compensation Committee charter is available on the Company’s website at www.atossagenetics.com. All members of the Compensation Committee satisfy the current NASDAQ independence standards.

Nominating and Governance Committee.  As of the Record Date, the Nominating and Governance Committee was comprised of Dr. Galli (Chairman) and Mr. Remmel. The Nominating and Governance Committee identifies and nominates candidates for election to the Board, establishes policies under which stockholders may recommend a candidate for consideration for nomination as a director, annually reviews and evaluates the performance, operations, size and composition of the Board and periodically assesses and reviews the Company’s Corporate Governance Guidelines and recommends any appropriate changes thereto. The Nominating and Governance Committee met three times in fiscal 2013. A copy of the Corporate Governance Committee charter is available on our website at www.atossagenetics.com. All members of the Corporate Governance Committee satisfy the current NASDAQ independence standards.

EXECUTIVE OFFICERS AND KEY EMPLOYEES

Our current executive officers and key employees and their respective ages and positions as of the Record Date are set forth in the following table. Biographical information regarding each executive officer and key employee is set forth following the table. Biographical information for Drs. Quay and Chen is set forth above under Proposal No. 1 (Election of Directors).

Name	Age	Position
Executive Officers:
Steven C. Quay, M.D., Ph.D.	63	Chairman of the Board, President and Chief Executive Officer
Kyle Guse, Esq., CPA	50	Chief Financial Officer, General Counsel and Secretary
Shu-Chih Chen, Ph.D.	52	Director, Chief Scientific Officer
Ben R. Chen	53	Sr. Vice President, Global Regulatory Affairs and Quality Assurance
Key Employees:
Peter J. Carbonaro	55	Sr. Vice President, Operations
Christopher S. Destro	44	Vice President, Sales and Marketing

Kyle Guse, Esq., CPA.  Mr. Guse has served as Chief Financial Officer, General Counsel and Secretary since January 2013. His experience includes more than 20 years of counseling life sciences and other rapid growth companies through all aspects of finance, corporate governance, securities laws and commercialization. Mr. Guse has practiced law at several of the largest international law firms, including from January 2012 through January 2013 as a partner at Baker Botts LLP and, prior to that, from October 2007 to January 2012, as a partner at McDermott Will & Emery LLP. Before working at McDermott Will & Emery, Mr. Guse previously served as a partner at Heller Ehrman LLP. Mr. Guse began his career as an accountant at Deloitte & Touche and he is a licensed Certified Public Accountant in the state of California. Mr. Guse earned a B.S. in Business Administration and an M.B.A. from California State University, Sacramento, and a J.D. from Santa Clara University School of Law.

Ben R. Chen.  Mr. Chen joined the Company as Senior Vice President of Global Regulatory Affairs and Quality Assurance in April 2014. Mr. Chen has 20 years' experience in regulatory affairs and quality systems for biologics, drugs, and medical devices in compliance with domestic and international regulations and guidelines for product lifecycle; research and development, pre-clinical studies, clinical trials, commercial operations, and post-market surveillance programs. Previously, Mr. Chen served as Vice President, Global Quality Assurance and Regulatory Affairs at WuXi AppTec Biopharmaceutical Company, located in Shanghai, China, from December 2012 to present. From October 2011 to November 2012, he served as Vice President, Quality Assurance and Regulatory Affairs at Formosa Laboratories, Inc., in Taoyuan, Taiwan. From January 1995 to September 2011, he served in increasingly responsible positions at Sandoz International GmbH, ZymoGenetics, Inc., Genentech, Inc., Baxter BioScience, Inc., Eli Lilly and Company, and Cargill, Inc. Mr. Chen holds a M.S. in Biotechnology from Johns Hopkins University and a B.S. in Chemical Engineering from Purdue University.

Peter J. Carbonaro.  Mr. Carbonaro joined the Company as Senior Vice President of Operations in June 2013. Mr. Carbonaro brings more than 30 years' experience in process development, supply chain and manufacturing. This includes expertise in product development, technology transfer, manufacturing and supply chain at a number of prominent companies including Gilead Sciences and Hoffmann LaRoche as well as several early stage companies. Previously, Mr. Carbonaro served as Vice President, Operations, at Ondine Biomedical, Inc. from 2011 to 2013. From 2006 to 2011, Mr. Carbonaro served in increasingly responsible positions at Gilead Sciences, Inc., including Director of Manufacturing in Seattle, Washington; Director of Manufacturing in Ireland; Director of Global Operational Excellence, Pharmaceutical Manufacturing and Senior Director, Pharmaceutical Manufacturing. Earlier, Mr. Carbonaro served from 2001 to 2006 as Senior Director of Manufacturing for Corus Pharma, which was acquired by Gilead Sciences in 2006. From 1997 to 2001, Mr. Carbonaro was Vice President of Operations at Bartel, Inc., which was later acquired by Trinity Biotech. Mr. Carbonaro began his career at Roche Diagnostic Systems, Inc., Belleville, New Jersey. Mr. Carbonaro holds an M.B.A. degree in Organizational Behavior from Iona College and a B.S. degree in Biology from Siena College.

Christopher S. Destro.  Mr. Destro joined the Company as Vice President of Sales and Marketing in December 2012. Mr Destro has over 18 years of successful sales and client management expertise within the clinical sector of diagnostic biotechnology. From January 2007 to July 2011, Mr. Destro served in increasingly responsible positions including Vice President of Sales, North America, for three divisions of Magellan Biosciences, where he managed sales of automated blood culture and susceptibility instrumentation for Trek Diagnostics, automated immunochemistry for Dynex and a blood-lead care platform for point of care testing. In July 2011, Magellan was acquired by Thermo Fisher Scientific, where Mr. Destro became a commercial leader of the Microbiology Division. Prior to joining Magellan, Mr. Destro served as Americas Sales Director for International Bioproducts from 2000 to 2007, where he managed sales of core pathogen diagnostic (ELISA) products while leading 17 distributors for the United States, Canada, Mexico and Latin America. Mr. Destro holds a B.S. degree in Microbiology from The Ohio State University.

CERTAIN RELATIONSHIPS AND RELATED-PARTY TRANSACTIONS

Transactions with Related Parties

Other than compensation arrangements described below under the captions “Executive Compensation” and “Director Compensation,” we are not a party to any transactions between us and certain “related parties,” which are generally considered to be our directors and executive officers, nominees for director, holders of 5% or more of our outstanding common stock and members of their immediate families.

Related-Party Transaction Review and Approval

Related party transactions that the Company is required to disclose publicly under the federal securities laws will require prior approval of the Company’s independent directors without the participation of any director who may have a direct or indirect interest in the transaction in question. Related parties include directors, nominees for director, principal stockholders, executive officers and members of their immediate families. For these purposes, a “transaction” will include all financial transactions, arrangements or relationships, ranging from extending credit to the provision of goods and services for value and will include any transaction with a company in which a director, executive officer immediate family member of a director or executive officer, or principal stockholder (that is, any person who beneficially owns five percent or more of any class of the Company’s voting securities) has an interest by virtue of a 10% or greater equity interest. The Company’s policies and procedures regarding related party transactions are not expected to be a part of a formal written policy, but rather, will represent a course of practice determined to be appropriate by the Board of Directors of the Company.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our executive officers and directors, and persons who own more than 10% of a registered class of our equity securities, to file reports of beneficial ownership and changes in beneficial ownership with the SEC. Executive officers, directors and greater-than-10% stockholders are required by SEC regulations to furnish us with copies of all reports filed under Section 16(a). To the Company’s knowledge, based solely on the review of copies of the reports filed with the SEC, all reports required to be filed by our executive officers, directors and greater-than-10% stockholders were timely filed in fiscal 2013, other than the following: Alexander D. Cross, a former member of the Company’s Board of Directors, filed a late Form 4 on June 27, 2013 with respect to his spouse’s acquisition on May 15, 2013 of 500 shares of the Company’s common stock for a total purchase price of $2,745.

EQUITY COMPENSATION PLAN INFORMATION

The following table sets forth certain information, as of December 31, 2013, regarding the Company’s 2010 Stock Option and Incentive Plan, as well as other stock options and warrants previously issued by the Company as compensation for services.

Plan category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights		Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in First Column)(1)
Equity compensation plans approved by security holders	1,539,229		$4.51	427,820
Equity compensation plans not approved by security holders	768,000	(2)	$4.21	—
Total	2,307,229		$4.43	427,820

(1)	Excludes shares that may be added after December 31, 2013 pursuant to the “evergreen” feature under the 2010 Stock Option and Incentive Plan. For example, on January 1, 2014, 742,973 shares were automatically added to the 2010 Stock Option and Incentive Plan under the evergreen feature.
(2)	Represents options granted to new employees as inducements for employment which were not required to be approved by security holders. The options are subject to the 2010 Stock Option and Incentive Plan, but were granted outside of such plan.

SECURITY OWNERSHIP OF CERTAIN
BENEFICIAL OWNERS AND MANAGEMENT

Based on information available to us and filings with the SEC, the following table sets forth certain information regarding the beneficial ownership (as defined by Rule 13d-3 under the Securities Exchange Act of 1934) of our outstanding common stock for (i) each of our directors, (ii) each of our “named executive officers,” as defined in Executive Compensation below, (iii) all of our directors and executive officers as a group, and (iv) persons known to us to beneficially hold more than 5% of our outstanding common stock. The following information is presented as of March 31, 2014 or such other date as may be reflected below.

Beneficial ownership and percentage ownership are determined in accordance with the rules of the SEC and include voting or investment power with respect to shares of stock. This information does not necessarily indicate beneficial ownership for any other purpose. Under these rules, shares of common stock issuable under stock options or warrants that are exercisable within 60 days of March 31, 2014 are deemed outstanding for the purpose of computing the percentage ownership of the person holding the options or warrant(s), but are not deemed outstanding for the purpose of computing the percentage ownership of any other person.

Unless otherwise indicated below, the address of each person listed on the table is c/o Atossa Genetics Inc., 1616 Eastlake Ave. East, Suite 510, Seattle, Washington 98102.

	Shares Beneficially Owned
Name of Beneficial Owner	Number	Percent of Class(1)
Steven C. Quay, M.D., Ph.D.(2)	5,041,052	20.4%
Shu-Chih Chen, Ph.D.(3)	4,394,831	17.9
Gregory L. Weaver(4)	91,700	*
Stephen J. Galli, M.D.(5)	143,661	*
Richard I Steinhart(6)	39,212	*
H. Lawrence Remmel, Esq.(7)	4,000	*
Kyle Guse, Esq., CPA(8)	225,000	*
All current executive officers and directors as a group (7 persons)	5,671,141	22.4%

*	Less than one percent.
(1)	Based on 24,428,568 shares of common stock issued and outstanding as of March 31, 2014.
(2)	Consists of (i) 478,543 shares of common stock directly owned by Dr. Quay, (ii) 4,268,315 shares of common stock owned by Ensisheim, and (iii) 294,194 shares of common stock issuable upon the exercise of stock options held by Dr. Quay and exercisable within 60 days after March 31, 2014. Drs. Quay and Chen share voting and investment power over the securities held by Ensisheim. Ensisheim is solely owned and controlled by Drs. Quay and Chen, and, as a result, Drs. Quay and Chen are deemed to be beneficial owners of the shares held by this entity.
(3)	Consists of (i) 4,268,315 shares of common stock owned by Ensisheim, and (ii) 126,516 shares of common stock issuable upon the exercise of stock options held by Dr. Chen and exercisable within 60 days after March 31, 2014. Drs. Quay and Chen share voting and investment power over the securities held by Ensisheim. Ensisheim is solely owned and controlled by Drs. Quay and Chen, and, as a result, Drs. Quay and Chen are deemed to be beneficial owners of the shares held by this entity.
(4)	Consists of (i) 34,510 shares of common stock held by Mr. Weaver, and (ii) 57,190 shares of common stock issuable upon the exercise of stock options held by Mr. Weaver and exercisable within 60 days of March 31, 2014.
(5)	Consists of (i) 17,674 shares of common stock held by Dr. Galli, and (ii) 125,987 shares of common stock issuable upon the exercise of stock options held by Dr. Galli and exercisable within 60 days of March 31, 2014.
(6)	Consists of (i) 22,728 shares of common stock issuable to Mr. Steinhart, and (ii) 16,484 shares of common stock issuable upon the exercise of stock options held by Mr. Steinhart and exercisable within 60 days of March 31, 2014.
(7)	Consists of 2,000 shares of Common Stock held by Mr. Remmel and 2,000 shares of Common Stock held by Mr. Remmel’s spouse. Mr. Remmel disclaims beneficial ownership of the 2,000 shares of Common Stock held by his spouse.
(8)	Consists of 225,000 shares of common stock issuable upon the exercise of stock options held by Mr. Guse and exercisable within 60 days of March 31, 2014.

EXECUTIVE COMPENSATION

Remuneration of Officers

Our Compensation Committee is responsible for reviewing and evaluating key executive employee base salaries, setting goals and objectives for executive bonuses and administering benefit plans. The Compensation Committee provides advice and recommendations to our Board of Directors on such matters. See “Committees of the Board of Directors — Compensation Committee” for further details on the role of the Compensation Committee.

Summary Compensation Table

The following table sets forth the compensation earned by our President and Chief Executive Officer; Chief Financial Officer; and Chief Scientific Officer (collectively, the “Named Executive Officers”), for fiscal years 2012 and 2013:

Name and Position	Year	Salary	Option Award(1)	Nonequity Incentive Plan Compensation	Total
Steven C. Quay, M.D., Ph.D. President and Chief Executive Officer(2)	2013	$259,250	$119,421	$51,850	$430,521
	2012	$259,250	$—	$—	$259,250
Kyle Guse(3) Chief Financial Officer, General Counsel and Secretary	2013	$225,000	$941,716	$85,500	$1,252,216
	2012	$—	$—	$—	$—
Shu-Chih Chen, Ph.D. Chief Scientific Officer(4)	2013	$207,400	$71,651	$34,221	$313,272
	2012	$207,400	$—	$—	$207,400

(1)	The value of the option awards has been computed in accordance with FASB ASC 718, excluding the effect of estimated forfeitures. Assumptions used in the calculations for these amounts are included in notes to our financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2013.
(2)	The cash bonus of $72,590 payable to Dr. Quay for service in 2012 was paid on March 11, 2013 in the form of a fully-vested option to purchase 44,194 shares of common stock at an exercise price of $6.57 per share, which had an aggregate fair market value of $119,421 on the date of grant. The amount in the table under “Nonequity Incentive Plan Compensation” consists of Dr. Quay’s 2013 cash bonus of $51,850 which was paid in cash in March 2014. See “Employment Agreements” below for a further description of the compensation arrangements with Dr. Quay.
(3)	Kyle Guse was appointed as our Chief Financial Officer, General Counsel and Secretary on January 4, 2013. In June 2013, Mr. Guse received a fully-vested option to purchase 60,000 shares of common stock exercisable at $4.31 per share, which he received in lieu of a cash relocation and hiring bonus payable to him in connection with his hiring, which had an aggregate fair market value of $95,616 at the time of grant. In January 2013, Mr. Guse received an option to purchase up to 500,000 shares of common stock at an exercise price of $4.11 per share, which had an aggregate fair market value of $846,100 on the date of grant, as part of his employment agreement. The amount in the table under “Nonequity Incentive Plan Compensation” consists of Mr. Guse’s 2013 cash bonus of $85,500 which was paid in cash in March 2014. See “Employment Agreements” below for a further description of the compensation arrangements with Mr. Guse.
(4)	The cash bonus of $43,554 payable to Dr. Chen for service in 2012 was paid on March 11, 2013 in the form of a fully-vested option to purchase 26,516 shares of common stock at an exercise price of $6.57 per share, which had an aggregate fair market value of $71,651 on the date of grant. The amount in the table under “Nonequity Incentive Plan Compensation” consists of Dr. Chen’s 2013 cash bonus of $34,221, which was paid in cash in March 2014. See “Employment Agreements” below for a further description of the compensation arrangements with Dr. Chen.

Outstanding Equity Awards at Fiscal Year-End

The following table shows information regarding our outstanding equity awards at December 31, 2013 for the Named Executive Officers:

Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price	Option Expiration Date
Steven C. Quay, M.D., Ph.D.,	250,000	—	$5.00	7/22/2015
President and Chief Executive Officer(1)	44,194	—	$6.57	3/11/2023
Kyle Guse(2)	—	500,000	$4.11	1/04/2023
Chief Financial Officer, General Counsel and Secretary	60,000	—	$4.31	6/04/2023
Shu-Chih Chen, Ph.D.,	100,000	—	$5.00	7/22/2015
Chief Scientific Officer(3)	26,516	—	$6.57	3/11/2023

(1)	In July 2010, Dr. Quay received an option to purchase up to 250,000 shares of common stock at an exercise price of $5.00 per share, the fair market value of the common stock on the date of grant, as determined by the Board of Directors. One quarter of the shares of common stock underlying the option, or 62,500 shares, vested on December 31, 2010, and the remaining 75%, or 187,500 shares, vested in equal quarterly installments over the next three years. The options were fully vested on December 31, 2013. In March 2013, Dr. Quay also received a fully-vested option to purchase 44,194 shares of common stock exercisable at $6.57 per share, the fair value of our common stock at the time of grant, as a bonus for service in 2012.
(2)	In January 2013, Mr. Guse received an option to purchase up to 500,000 shares of common stock at an exercise price of $4.11 per share, the fair market value of the common stock on the date of grant, as part of his employment agreement. One quarter of the shares of common stock underlying the option, or 125,000 shares, vested on January 4, 2014 and the remaining 75%, or 375,000 shares, vest in equal quarterly installments over the next three years, so long as Mr. Guse remains employed with us. In June 2013, Mr. Guse also received a fully-vested option to purchase up to 60,000 shares of common stock at $4.31 per share, the fair value of our common stock at the time of grant, as a relocation and hiring bonus payable to him.
(3)	In July 2010, Dr. Chen received an option to purchase up to 100,000 shares of common stock at an exercise price of $5.00 per share, the fair market value of the common stock on the date of grant, as determined by the Board of Directors. One quarter of the shares of common stock underlying the option, or 25,000 shares, vested on December 31, 2010, and the remaining 75%, or 75,000 shares, vested in equal quarterly installments over the next three years. The options were fully vested on December 31, 2013. In March 2013, Dr. Chen also received a fully-vested option to purchase 26,516 shares of common stock exercisable at $6.57 per share, the fair value of our common stock at the time of grant, as a bonus for service in 2012.

Employment Agreements

Employment Agreement with Steven Quay, M.D., Ph.D.

The Company has entered into an employment agreement with Dr. Quay to act as the Company’s Chief Executive Officer. The agreement provides for an initial base salary of $250,000, which was subsequently increased to $259,250, per year and an annual target bonus of up to 40% of Dr. Quay’s then-current base salary, payable upon the achievement of performance goals to be established annually by the Compensation Committee.

The goals for fiscal year 2013 included maintenance of cash to achieve corporate objectives, successful national launch of the Company’s lead device, advancement of products and services under development and excellence in corporate governance. In March 2014, the Compensation Committee reviewed the performance of Dr. Quay for 2013 against these goals and determined that his bonus for 2013 would be $51,850.

Under his employment agreement, Dr. Quay received an option to purchase up to 250,000 shares of common stock at an exercise price of $5.00 per share, the fair market value of the common stock on the date of grant, as determined by the Board of Directors. One-quarter of the shares of common stock underlying the option, or 62,500 shares, vested on December 31, 2010, and the remaining 75%, or 187,500 shares, vested in equal quarterly installments over the next three years. The options were fully vested as of December 31, 2013. In lieu of a cash bonus for his 2012 services, On March 11, 2013, Dr. Quay received a fully vested option to purchase 44,194 shares of common stock at $6.57 per share, the fair value of the Company’s common stock on the date of grant.

During the employment term, the Company will make available to Dr. Quay employee benefits provided to other key employees and officers of the Company. To the extent these benefits are based on length of service with the Company, Dr. Quay will receive full credit for prior service with the Company. Participation in health, hospitalization, disability, dental and other insurance plans that the Company may have in effect for other executives, all of which shall be paid for by the Company with contribution by Dr. Quay as set for the other executives, as and if appropriate.

Dr. Quay has also agreed that, for the period commencing on the date of his employment agreement with the Company and during the term of his employment and for a period of 12 months following voluntary termination of his employment with the Company that he will not compete with the Company in the United States. The employment agreement also contains provisions relating to confidential information and assignment of inventions, which require Dr. Quay to refrain from disclosing any proprietary information and to assign to the Company any inventions which directly concern the ForeCYTE Breast Aspirator, or future products, research, or development, or which result from work they perform for the Company or using its facilities.

Employment Agreement with Kyle Guse.

The Company has entered into an employment agreement with Mr. Guse to act as the Company’s Chief Financial Officer, General Counsel and Secretary. The agreement provides for an initial base salary of $225,000 per year and an annual target bonus of up to 40% of Mr. Guse’s then-current base salary, payable upon the achievement of performance goals to be established annually by the Compensation Committee.

The goals for fiscal 2013 included successful completion of a capital raising transaction with gross proceeds of at least $10 million, maintaining cash and cash available as of December 31, 2013 of an amount at least equal to 12 months of expected expenditures, effective management of receivables, timely filings with the Securities and Exchange Commission, performance against budget and absence of compliance issues. In March 2014, the Compensation Committee reviewed the performance of Mr. Guse for 2013 against these goals and determined that his bonus for 2013 would be $85,500.

Under his employment agreement, on January 4, 2014, Mr. Guse received an option to purchase up to 500,000 shares of common stock at an exercise price of $4.11 per share, the fair market value of the common stock on the date of grant, as determined by the Board of Directors. One-quarter of the shares of common stock underlying the option, or 125,000 shares, vested on January 4, 2014, and the remaining 75%, or 375,000 shares, vest in equal quarterly installments over the next three years, so long as Mr. Guse remains employed with the Company. In lieu of a cash signing and relocation bonus payable to Mr. Guse under the terms of his employment agreement, on June 4, 2013 he received a fully-vested option to purchase 60,000 shares of common stock exercisable at $4.31 per share, the fair value of the Company’s common stock on the date of grant.

During the employment term, the Company will make available to Mr. Guse employee benefits provided to other key employees and officers of the Company. To the extent these benefits are based on length of service with the Company, Mr. Guse will receive full credit for prior service with the Company. Participation in health, hospitalization, disability, dental and other insurance plans that the Company may have in effect for other executives, all of which shall be paid for by the Company with contribution by Mr. Guse as set for the other executives, as and if appropriate.

Mr. Guse has also agreed that, for the period commencing on the date of his employment agreement with the Company and during the term of his employment and for a period of six months following voluntary termination of his employment with the Company that he will not compete with the Company in the United States.

Employment Agreement with Shu-Chih Chen, Ph.D.

The Company has entered into an employment agreement with Dr. Chen to act as the Company’s Chief Scientific Officer. The agreement provides for an initial base salary of $200,000, which was subsequently increased to $207,400, per year and an annual target bonus of up to 30% of Dr. Chen’s then-current base salary, payable upon the achievement of performance goals to be established annually by the Compensation Committee.

The goals for fiscal 2013 included maintenance of volume and quality of NAF cytology testing, publication of at least two peer reviewed papers, submission of College of American Pathologists laboratory accreditation materials, completion of materials to launch the Company’s next two services under development, management of research and development budget, initiation of the NextCYTE Test in-house, re-introduction of breast health tools into commerce and absence of compliance issues. In March 2014, the Compensation Committee reviewed the performance of Dr. Chen for 2013 against these goals and determined that her bonus for 2013 would be $34,221.

Under her employment agreement, Dr. Chen received an option to purchase up to 100,000 shares of common stock at an exercise price of $5.00 per share, the fair market value of the common stock on the date of grant, as determined by the Board of Directors. One quarter of the shares of common stock underlying the option, or 25,000 shares, vested on December 31, 2010, and the remaining 75%, or 75,000 shares, vest in equal quarterly installments over the next three years. The options were fully vested as of December 31, 2013. In lieu of receiving a cash bonus for her 2012 services, on March 11, 2013, Dr. Chen received a fully-vested option to purchase 26,516 shares at $6.57 per share, the fair market value of the Company’s common stock on the date of grant.

During the employment term, the Company will make available to Dr. Chen employee benefits provided to other key employees and officers of the Company. To the extent these benefits are based on length of service with the Company, Dr. Chen will receive full credit for prior service with the Company. Participation in health, hospitalization, disability, dental and other insurance plans that the Company may have in effect for other executives, all of which shall be paid for by the Company with contribution by Dr. Chen as set for the other executives, as and if appropriate.

Dr. Chen has also agreed that, for the period commencing on the date of her employment agreement with the Company and during the term of her employment and for a period of 12 months following voluntary termination of her employment with the Company that she will not compete with the Company in the United States. The employment agreement also contains provisions relating to confidential information and assignment of inventions, which require Dr. Chen to refrain from disclosing any proprietary information and to assign to the Company any inventions that directly concern the ForeCYTE Breast Aspirator, or future products, research, or development, or that result from work she performs for the Company or using its facilities.

Severance Benefits and Change in Control Arrangements

The Company has agreed to provide the severance benefits and change in control arrangements described below to its named executive officers.

Dr. Steven Quay

Pursuant to his employment agreement, if (i) the Company terminates the employment of Dr. Quay without cause, or (ii) Dr. Quay terminates his employment for good reason, then Dr. Quay will be entitled to receive all accrued but unpaid compensation, plus a severance payment equal to 12 months of base salary. In addition, upon such event, the vesting of all shares of common stock underlying options then held by Dr. Quay will accelerate, and the options will remain exercisable for the remainder of their terms. The cash severance payment is required to be paid in substantially equal installments over a period of six months beginning on the Company’s first payroll date that occurs following the 30th day after the effective date of termination of Dr. Quay’s employment, subject to certain conditions. The Company will not be required, however, to pay any severance pay for any period following the termination date if Dr. Quay materially violates certain provisions of his employment agreement and the violation is not cured within 30 days following receipt of written notice from the Company containing a description of the violation and a demand for immediate cure.

In addition, under the terms of his employment agreement, in the event of a “change in control” of the Company (as defined in the employment agreement) during Dr. Quay’s employment term, Dr. Quay will been titled to receive a one-time payment equal to 2.9 times his base salary, and the vesting of all outstanding equity awards then held by Dr. Quay will accelerate such that they are fully vested as of the date of the change in control.

Kyle Guse

Pursuant to his employment agreement, if (i) the Company terminates the employment of Mr. Guse without cause, or (ii) Mr. Guse terminates his employment for good reason, then Mr. Guse will be entitled to receive all accrued but unpaid compensation including pro-rated bonus, plus a severance payment equal to 12 months of base salary. In addition, upon such event, the vesting of 50% of shares of common stock underlying unvested options then held by Mr. Guse will accelerate, and the options will remain exercisable for the remainder of their terms. The cash severance payment is required to be paid in substantially equal installments over a period of six months beginning on the Company’s first payroll date that occurs following the 30th day after the effective date of termination of Mr. Guse’s employment, subject to certain conditions. The Company will not be required, however, to pay any severance pay for any period following the termination date if Mr. Guse materially violates certain provisions of his employment agreement and the violation is not cured within 30 days following receipt of written notice from the Company containing a description of the violation and a demand for immediate cure.

In addition, under the terms of his employment agreement, in the event of a “change in control termination” of the Company (as defined in the employment agreement) during Mr. Guse’s employment term, Mr. Guse will been titled to receive a one-time payment equal to two times his base salary, and the vesting of all outstanding equity awards then held by Mr. Guse will accelerate such that they are fully vested as of the date of the change in control.

Dr. Shu-Chih Chen

Pursuant to her employment agreement, if (i) the Company terminates the employment of Dr. Chen without cause, or (ii) Dr. Chen terminates her employment for good reason, then Dr. Chen will be entitled to receive all accrued but unpaid compensation, plus a severance payment equal to 12 months of base salary. In addition, upon such event, the vesting of all shares of common stock underlying options then held by Dr. Chen will accelerate, and the options will remain exercisable for the remainder of their terms. The cash severance payment is required to be paid in substantially equal installments over a period of six months beginning on the Company’s first payroll date that occurs following the 30 th day after the effective date of termination of Dr. Chen’s employment, subject to certain conditions. The Company will not be required, however, to pay any severance pay for any period following the termination date if Dr. Chen materially violates certain provisions of her employment agreement and the violation is not cured within 30 days following receipt of written notice from the Company containing a description of the violation and a demand for immediate cure.

In addition, under the terms of her employment agreement, in the event of a “change in control” of the Company (as defined in the employment agreement) during Dr. Chen’s employment term, Dr. Chen will be entitled to receive a one-time payment equal to 2.9 times her base salary, and the vesting of all outstanding equity awards then held by Dr. Chen will accelerate such that they are fully vested as of the date of the change in control.

2010 Stock Option and Incentive Plan

The Company’s 2010 Stock Option and Incentive Plan, or the 2010 Plan, provides for the grant of equity-based awards to employees, officers, non-employee directors and other key persons providing services to the Company. Awards of incentive options may be granted under the 2010 Plan until September 2020. No other awards may be granted under the 2010 Plan after the date that is 10 years from the date of stockholder approval.

Plan Administration.  The 2010 Plan may be administered by the full board or the Compensation Committee. It is the current intention of the Company that the 2010 Plan be administered by the Compensation Committee. The Compensation Committee has full power to select, from among the individuals eligible for awards, the individuals to whom awards will be granted, to make any combination of awards to participants, and to determine the specific terms and conditions of each award, subject to the provisions of the 2010 Plan. The Compensation Committee may delegate to our Chief Executive Officer the authority to grant stock options to employees who are not subject to the reporting and other provisions of Section 16 of the Exchange Act and not subject to Section 162(m) of the Code, subject to certain limitations and guidelines.

Eligibility.  Persons eligible to participate in the 2010 Plan will be those full or part-time officers, employees, non-employee directors and other key persons (including consultants and prospective officers) of the Company and its subsidiaries as selected from time to time by the Compensation Committee in its discretion.

Plan Limits.  Initially, the total number of shares of common stock available for issuance under the 2010 Plan is 1,000,000 shares (or 2,263,320 shares prior to the reverse stock-split on September 28, 2010). As of January 1, 2012 and each January 1 thereafter, the number of shares of common stock reserved and available for issuance under the 2010 Plan will be cumulatively increased by 4% of the number of shares of common stock issued and outstanding on the immediately preceding December 31. Subject to these overall limitations, the maximum aggregate number of shares of Stock that may be issued in the form of incentive stock options or stock appreciation rights to any one individual will not exceed 50% of the initial 2010 Plan limit of 1,000,000, cumulatively increased on January 1, 2012 and each January 1 thereafter by the lesser of (i) the 4% annual increase applicable to the 2010 Plan for such year or (ii) 500,000 shares.

Stock Options.  The 2010 Plan permits the granting of (i) options to purchase common stock intended to qualify as incentive stock options under Section 422 of the Code and (ii) options that do not so qualify. Options granted under the 2010 Plan will be non-qualified options if they fail to qualify as incentive options or exceed the annual limit on incentive stock options. Incentive stock options may only be granted to employees of the Company and its subsidiaries. Non-qualified options may be granted to any persons eligible to receive incentive options and to non-employee directors and key persons. The option exercise price of each option will be determined by the Compensation Committee but may not be less than 100% of the fair market value of the common stock on the date of grant. Fair market value for this purpose will be the last reported sale price of the shares of common stock on The NASDAQ Capital Market on the date of grant. The exercise price of an option may not be reduced after the date of the option grant, other than to appropriately reflect changes in our capital structure.

The term of each option will be fixed by the Compensation Committee and may not exceed 10 years from the date of grant. The Compensation Committee will determine at what time or times each option may be exercised. Options may be made exercisable in installments and the exercisability of options may be accelerated by the Compensation Committee. In general, unless otherwise permitted by the Compensation Committee, no option granted under the 2010 Plan is transferable by the optionee other than by will or by the laws of descent and distribution, and options may be exercised during the optionee’s lifetime only by the optionee, or by the optionee’s legal representative or guardian in the case of the optionee’s incapacity.

Upon exercise of options, the option exercise price must be paid in full either in cash, by certified or bank check or other instrument acceptable to the Compensation Committee or by delivery (or attestation to the ownership) of shares of common stock that are beneficially owned by the optionee for at least six months or were purchased in the open market. Subject to applicable law, the exercise price may also be delivered to the Company by a broker pursuant to irrevocable instructions to the broker from the optionee. In addition, the Compensation Committee may permit non-qualified options to be exercised using a net exercise feature which reduces the number of shares issued to the optionee by the number of shares with a fair market value equal to the exercise price.

To qualify as incentive options, options must meet additional federal tax requirements, including a $100,000 limit on the value of shares subject to incentive options that first become exercisable by a participant in any one calendar year.

Stock Appreciation Rights.  The Compensation Committee may award stock appreciation rights subject to such conditions and restrictions as the Compensation Committee may determine. Stock appreciation rights entitle the recipient to shares of common stock equal to the value of the appreciation in the stock price over the exercise price. The exercise price is the fair market value of the common stock on the date of grant. The term of a stock appreciation right will be fixed by the Compensation Committee and may not exceed 10 years.

Restricted Stock.  The Compensation Committee may award shares of common stock to participants subject to such conditions and restrictions as the Compensation Committee may determine. These conditions and restrictions may include the achievement of certain performance goals and/or continued employment with us through a specified restricted period.

Restricted Stock shares.  The Compensation Committee may award restricted stock shares to any participants. Restricted stock shares are generally payable in the form of shares of common stock, although restricted stock shares granted to the chief executive officer may be settled in cash. These shares may be subject to such conditions and restrictions as the Compensation Committee may determine. These conditions and restrictions may include the achievement of certain performance goals (as summarized above) and/or continued employment with the Company through a specified vesting period. In the Compensation Committee’s sole discretion, it may permit a participant to make an advance election to receive a portion of his or her future cash compensation otherwise due in the form of a restricted stock unit award, subject to the participant’s compliance with the procedures established by the Compensation Committee and requirements of Section 409A of the Code. During the deferral period, the deferred stock awards may be credited with dividend equivalent rights.

Adjustments for Stock Dividends, Stock Splits, Etc.  The 2010 Plan requires the Compensation Committee to make appropriate adjustments to the number of shares of common stock that are subject to the 2010 Plan, to certain limits in the 2010 Plan, and to any outstanding awards to reflect stock dividends, stock splits, extraordinary cash dividends and similar events.

Tax Withholding.  Participants in the 2010 Plan are responsible for the payment of any federal, state or local taxes that the Company is required by law to withhold upon the exercise of options or stock appreciation rights or vesting of other awards. Subject to approval by the Compensation Committee, participants may elect to have the minimum tax withholding obligations satisfied by authorizing the Company to withhold shares of common stock to be issued pursuant to the exercise or vesting.

Amendments and Termination.  The Board of Directors of the Company may at any time amend or discontinue the 2010 Plan and the Compensation Committee may at any time amend or cancel any outstanding award for the purpose of satisfying changes in the law or for any other lawful purpose. However, no such action may adversely affect any rights under any outstanding award without the holder’s consent. To the extent required under the NASDAQ Capital Market rules, any amendments that materially change the terms of the 2010 Plan will be subject to approval by our stockholders. Without approval by our stockholders, the Compensation Committee may not reduce the exercise price of options or stock appreciation rights or effect repricing through cancellation or re-grants, including any cancellation in exchange for cash. Amendments shall also be subject to approval by our stockholders if and to the extent determined by the Compensation Committee to be required by the Code to preserve the qualified status of incentive options or to ensure that compensation earned under the 2010 Plan qualifies as performance-based compensation under Section 162(m) of the Code.

Other Benefits

The Company offers health, dental, disability, 401(k) matching up to 4% of salary (which became available in 2014) and life insurance to its full-time employees. All employees pay a portion of health, dental, and disability insurance premiums and pay all life insurance premiums.

DIRECTOR COMPENSATION

During 2013, the non-employee directors of the Company received the following:

•	upon joining the Board, an initial director compensation fee of $50,000, paid in shares of the Company’s common stock and that vests ratably over one year from the date of grant;
•	an annual director retainer of $50,000, paid in shares of the Company’s common stock and/or options to purchase common stock and that vests ratably over one year; and
•	a fee of $2,000 for the chairperson for each Board or committee meeting attended in person, a fee of $1,500 for the members for each Board or committee meeting attended in person, a fee of $1,500 for the chairperson for each Board or committee meeting attended via telephone and a fee of $1,000 for the members for each Board or committee meeting attended via telephone.

In addition to the above, annual compensation for service on the Audit Committee is $12,000 for the Chair and $8,000 for each member, paid in fully vested shares of the Company’s common stock and/or options to purchase common stock, payable in arrears; and annual compensation for service on the Compensation Committee and Nominating/Governance Committee is $10,000 for the Chair and $6,000 for each member, paid in fully vested shares of the Company’s common stock and/or options to purchase common stock, payable in arrears.

The employee directors receive no compensation for their board service. Pursuant to the policies of Pryor Cashman, the law firm of which Mr. Remmel is a partner, the compensation Mr. Remmel receives for his services as a director (other than expense reimbursement) is paid to the firm directly. All directors receive reimbursement for reasonable travel expenses. The following table sets forth information regarding compensation earned by our non-employee directors during the fiscal year ended December 31, 2013:

Name	Fees Earned or Paid in Cash	Options Awarded in 2013(1)		Stock Awards(1)	Total
		2012 Service	2013 Service
John Barnhart(2)	$32,000	$108,139	$111,910	—	$252,049
Stephen Galli, M.D.(3)	$22,500	$96,449	$99,812	—	$218,761
Alexander Cross, Ph.D.(4)	$31,500	$99,371	$102,836	—	$233,707
H. Lawrence Remmel, Esq.(5)	$27,000	$93,526	$96,787	—	$217,313
Gregory L. Weaver(6)	$7,500	$—	$45,207	$50,000	$102,707

(1)	The value of the awards has been computed in accordance with FASB ASC 718, excluding the effect of estimated forfeitures. Assumptions used in the calculations for these amounts are included in notes to our financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2013.
(2)	Option awards include 2013 annual director fees and committee fees which were paid on May 6, 2013 in the form of an option to purchase 44,882 shares of common stock which vest over 12 months and are exercisable at $6.595 per share, which ceased to vest on February 28, 2014 when Mr. Barnhart retired from the Board of Directors. Option awards also include 2012 annual director fees and committee fees which were paid on May 6, 2013 in the form of a fully vested option to purchase 44,882 shares of common stock exercisable at $6.595 per share.
(3)	Option awards include 2013 annual director fees and committee fees which were paid on May 6, 2013 in the form of an option to purchase 40,030 shares of common stock which vest over 12 months and are exercisable at $6.595 per share. Option awards also include 2012 annual director fees and committee fees which were paid on May 6, 2013 in the form of a fully vested option to purchase 40,030 shares of common stock exercisable at $6.595 per share.
(4)	Option awards include 2013 annual director fees and committee fees which were paid on May 6, 2013 in the form of an option to purchase 41,243 shares of common stock which vest over 12 months and are exercisable at $6.595 per share. Option awards also include 2012 annual director fees and committee fees which were paid on May 6, 2013 in the form of a fully vested option to purchase 41,243 shares of common stock exercisable at $6.595 per share.

(5)	Option awards consist of 2013 annual director fees and committee fees which were paid in the form of an option to purchase 38,817 shares of common stock which vest over 12 months and are exercisable at $6.595 per share. Option awards also include 2012 annual director fees and committee fees which were paid on May 6, 2013 in the form of a fully vested option to purchase 38,817 shares of common stock exercisable at $6.595 per share.
(6)	Option awards consist of 2013 annual director fees, pro-rata for partial year service, which were paid in the form of an option to purchase 57,190 shares of common stock which vest in three equal installments from October 10, 2013 through May 6, 2014 and are exercisable at $2.04 per share. Stock awards consists of $50,000 paid in restricted stock for initial service fee as a member of the Board of Directors which vests over one year.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee evaluates auditor performance, manages relations with the Company’s independent registered public accounting firm, and evaluates policies and procedures relating to internal control systems. The Audit Committee operates under a written Audit Committee Charter that has been adopted by the Board, a copy of which is available on the Company’s website at www.atossagenetics.com. All members of the Audit Committee currently meet the independence and qualification standards for Audit Committee membership set forth in the listing standards provided by NASDAQ and the SEC.

No member of the Audit Committee is a professional accountant or auditor. The members’ functions are not intended to duplicate or to certify the activities of management and the independent registered public accounting firm. The Audit Committee serves a board-level oversight role in which it provides advice, counsel and direction to management and the auditors on the basis of the information it receives, discussions with management and the auditors, and the experience of the Audit Committee’s members in business, financial and accounting matters.

The Audit Committee oversees the Company’s financial reporting process on behalf of the Board. The Company’s management has the primary responsibility for the financial statements and reporting process, including the Company’s system of internal controls. In fulfilling its oversight responsibilities, the Audit Committee reviewed with management the audited financial statements included in the Annual Report on Form 10-K for the fiscal year ended December 31, 2013. This review included a discussion of the quality and the acceptability of the Company’s financial reporting, including the nature and extent of disclosures in the financial statements and the accompanying notes. The Audit Committee also reviewed the progress and results of the testing of the design and effectiveness of its internal controls over financial reporting pursuant to Section 404 of the Sarbanes-Oxley Act of 2002. The Audit Committee also reviewed with the Company’s independent registered public accounting firm, which is responsible for expressing an opinion on the conformity of the audited financial statements with accounting principles generally accepted in the United States of America, their judgments as to the quality and the acceptability of the Company’s financial reporting and such other matters as are required to be discussed with the Committee under generally accepted auditing standards, including Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T. The Audit Committee has received the written disclosures and the letter from the independent registered public accounting firm required by the Public Company Accounting Oversight Board. The Audit Committee discussed with the independent registered public accounting firm their independence from management and the Company, including the matters required by the applicable rules of the Public Company Accounting Oversight Board.

In addition to the matters specified above, the Audit Committee discussed with the Company’s independent registered public accounting firm the overall scope, plans and estimated costs of their audit. The Committee met with the independent registered public accounting firm periodically, with and without management present, to discuss the results of the independent registered public accounting firm’s examinations, the overall quality of the Company’s financial reporting and the independent registered public accounting firm’s reviews of the quarterly financial statements, and drafts of the quarterly and annual reports.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors that the Company’s audited financial statements should be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2013.

Submitted by the Audit Committee of the Board of Directors

Gregory L. Weaver, Chairman
Richard I. Steinhart
H. Lawrence Remmel, Esq

OTHER BUSINESS

We know of no other matters to be submitted to a vote of stockholders at the annual meeting. If any other matter is properly brought before the annual meeting or any adjournment thereof, it is the intention of the persons named in the enclosed proxy to vote the shares they represent in accordance with their judgment. In order for any stockholder to nominate a candidate or to submit a proposal for other business to be acted upon at a given annual meeting, he or she must provide timely written notice to our corporate secretary in the form prescribed by our Bylaws, as described below.

STOCKHOLDER PROPOSALS

Stockholder proposals intended to be included in the 2015 annual meeting proxy materials must be received by the Secretary of the Company no later than December 12, 2014, or otherwise as permitted by applicable law (the “Proxy Deadline”). The form and substance of these proposals must satisfy the requirements established by the Company’s Bylaws and the SEC, and the timing for the submission of any such proposals may be subject to change as a result of changes in SEC rules and regulations.

Additionally, stockholders who intend to present a stockholder proposal at the 2015 annual meeting must provide the Secretary of the Company with written notice of the proposal between 90 and 120 days prior to the one-year anniversary date of the 2014 annual meeting; provided, however, that if the 2015 annual meeting date is advanced by more than 30 days before or delayed by more than 60 days after the one-year anniversary date of the 2014 annual meeting, then stockholders must provide notice within time periods specified in our Bylaws. Notice must be tendered in the proper form prescribed by our Bylaws. Proposals not meeting the requirements set forth in our Bylaws will not be entertained at the meeting.

Additionally, any stockholder seeking to recommend a director candidate or any director candidate who wishes to be considered by the Nominating and Governance Committee, the committee that recommends a slate of nominees to the Board for election at each annual meeting, must provide the Secretary of the Company with all information relating to such nominee that is required to be disclosed in proxy statements pursuant to Regulation 14A under the Exchange Act (including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected). The Nominating and Governance Committee will consider all director candidates who comply with these requirements and will evaluate these candidates using the criteria described above under the caption, “Nomination of Directors.” Director candidates who are then approved by the Board will be included in the Company’s proxy statement for that annual meeting.

DELIVERY OF PROXY MATERIALS

Our annual report to stockholders for the fiscal year ended December 31, 2013, including audited financial statements, accompanies this Proxy Statement. Copies of our Annual Report on Form 10-K for fiscal 2013 are available from the Company without charge upon written request of a stockholder. Copies of these materials are also available online through the Securities and Exchange Commission at www.sec.gov. The Company may satisfy SEC rules regarding delivery of proxy statements and annual reports by delivering a single proxy statement and annual report to an address shared by two or more Company stockholders. This delivery method can result in meaningful cost savings for the Company. In order to take advantage of this opportunity, the Company may deliver only one proxy statement and annual report to multiple stockholders who share an address, unless contrary instructions are received prior to the mailing date. Similarly, if you share an address with another stockholder and have received multiple copies of our proxy materials, you may write or call us at the address and phone number below to request delivery of a single copy of these materials in the future. We undertake to deliver promptly upon written or oral request a separate copy of the proxy statement and/or annual report, as requested, to a stockholder at a shared address to which a single copy of these documents was delivered. If you hold stock as a record stockholder and prefer to receive separate copies of a proxy statement or annual report either now or in the future, please contact the Company’s Secretary at 1616 Eastlake Ave. East, Suite 510, Seattle, Washington 98102 or by telephone at (800) 351-3902. If your stock is held through a brokerage firm or bank and you prefer to receive separate copies of a proxy statement or annual report either now or in the future, please contact your brokerage firm or bank.

EACH STOCKHOLDER IS URGED TO COMPLETE, DATE, SIGN AND PROMPTLY RETURN THE ENCLOSED PROXY.

EACH SHAREHOLDER IS URGED TO COMPLETE, DATE, SIGN AND PROMPTLY
RETURN THE ENCLOSED PROXY.

ATOSSA GENETICS INC.

1616 Eastlake Ave. East, Suite 510
Seattle, Washington 98102

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby constitutes and appoints Steven C. Quay, M.D., Ph.D. and Kyle Guse, Esq., and each of them, his or her true and lawful agents and proxies with full power of substitution in each, to represent the undersigned at the Annual Meeting of Stockholders of Atossa Genetics Inc. to be held at 1616 Eastlake Ave., East, First Floor Conference Room, Seattle, Washington 98102, on Monday, May 5, 2014, at 1:00 p.m. local time, and at any adjournments thereof, and to vote as designated.

This proxy, when properly executed, will be voted in the manner you direct. If no direction is made, your proxy will be voted FOR the proposals and nominees described in the enclosed proxy statement and in the discretion of the proxy holders on all other matters that may come before the meeting.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY
USING THE ENCLOSED ENVELOPE.

YOUR VOTE IS IMPORTANT! PLEASE VOTE.

(Continued and to be signed on the reverse side)

Proposal 1  Elect Directors to Class II

º For All Nominees	º Withhold Authority For All Nominees	º For All Except (see instructions below)
Class II Nominees:	Sephen J. Galli, M.D., and Richard I. Steinhart

INSTRUCTIONS:  To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the name(s) for which you wish to withhold authority below.

Proposal 2  Ratify KCCW Accountancy Corp. as independent registered public accounting firm for the fiscal year ending December 31, 2014

º Vote For	º Vote Against	º Abstain

and to vote on such other business as may properly come before the meeting

Date:

Signature of Shareholder(s)	Signature of Shareholder(s)

This proxy must be signed exactly as the name appears herein. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

THANK YOU FOR VOTING